As filed with the Securities and Exchange Commission on April 9, 2010
Registration No. 333-163784
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Post-Effective Amendment No. 1

REGISTRATION STATEMENT
UNDER
SCHEDULE B
OF
THE SECURITIES ACT OF 1933

THE REPUBLIC OF ARGENTINA
(Name of Registrant)

Hernán Lorenzino
Office of the Financial Representative of Argentina
1800 K Street, N.W., Suite 924
Washington, D.C.  20006

(Name and address of authorized representative
of the Registrant in the United States)

Copies to:
Carmen Amalia Corrales
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

The Registrant will offer the securities being registered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Debt securities, warrants and/or units	U.S.$15,000,000,000	100%	U.S.$15,000,000,000	U.S.$837,000
(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Exclusive of accrued interest, if any.

__________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains a prospectus, consisting of a cover page, numbered pages 1 through 32, relating to the debt securities, warrants and/or units of the Republic of Argentina, which we refer to as Argentina, with a maximum aggregate principal amount of U.S.$15,000,000,000 or its equivalent in other currencies or currency units that Argentina may offer and sell (or permit certain security holders named in the applicable prospectus supplement to offer and sell) in the United States on or after the date of effectiveness of this Registration Statement.

Argentina may offer (or may permit certain security holders to offer) debt securities, warrants or units pursuant to the prospectus contained in this Registration Statement.  Upon any public offering or sale of any series of debt securities, warrants and/or units covered by the prospectus, Argentina will file a prospectus supplement or supplements describing that series of debt securities, warrants and/or units, and the particular terms of the offer or sale will be filed in accordance with the rules and regulations of the Securities and Exchange Commission, or the Commission.

CROSS REFERENCE SHEET
Between Schedule B of the Securities Act of 1933 and the Prospectus

Schedule B Item	Heading of Prospectus
1.	Cover Page
2.	Use of Proceeds**
3.	Description of the Securities*, **
4.	*
5.	*
6.	**, ***
7.	Authorized Representative
8.	**
9.	**
10.	Plan of Distribution**
11.	****
12.	Validity of the Securities****
13.	****
14.	****

*	Additional information to be included in Argentina’s Annual Report on Form 18-K filed or to be filed with the Commission, as amended from time to time and incorporated herein by reference.

**	Information to be provided from time to time in prospectus supplements to be delivered in connection with the offering of debt securities, warrants to purchase debt securities and/or units.

***
Information to be provided from time to time by amendment to this Registration Statement or in any report filed under the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement.

****	Information included in Part II of this Registration Statement or as an exhibit hereto or to be provided from time to time by one or more amendments to this Registration Statement.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED APRIL 9, 2010

PROSPECTUS

The Republic of Argentina

Debt Securities
Warrants
Units

We may from time to time offer and sell (or permit certain security holders named in the applicable prospectus supplement to offer and sell) our debt securities, warrants and units in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus.  Such offers may include debt securities in exchange for other debt securities or that are convertible into new debt securities.  Securities having an aggregate principal amount of up to U.S.$15,000,000,000 may be offered in the United States.  The debt securities will be direct, general and unconditional public debt of the Republic of Argentina, or Argentina, and will rank equal in right of payment among themselves and with all other unsecured and unsubordinated public debt of Argentina.  The warrants will be direct, unconditional and unsecured obligations of Argentina and will not constitute indebtedness of Argentina.

Sales of the securities may be made directly, through agents designated from time to time or through underwriters or dealers.  If any agents of Argentina or any underwriters are involved in the sale of securities, we will include the names of those agents or underwriters and any commissions or discounts they may receive in the applicable prospectus supplement.

_____________________

This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement.  You should read this prospectus and any supplements carefully.  You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of those documents.

 For a discussion of risk factors, please see “Risk Factors” beginning on page 7 of this prospectus.

_____________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2010.

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	2

FORWARD-LOOKING STATEMENTS	5

DATA DISSEMINATION	5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	5

USE OF PROCEEDS	6

RISK FACTORS	7

DESCRIPTION OF THE SECURITIES	14

TAXATION	32

PLAN OF DISTRIBUTION	34

OFFICIAL STATEMENTS	36

VALIDITY OF THE SECURITIES	36

AUTHORIZED REPRESENTATIVE	36

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Argentina filed with the United States Securities and Exchange Commission, or SEC, under the “shelf” registration process.  Under this shelf process, Argentina may sell (or may permit certain security holders named in the applicable prospectus supplement to sell), from time to time, any of the debt securities, warrants and/or units described in this prospectus in one or more offerings up to a total amount of U.S.$15,000,000,000 or the equivalent thereof in another currency or currency unit.  This prospectus provides you with basic information about Argentina and a general description of the securities Argentina may offer under this shelf process.  Each time Argentina or any security holder sells securities under this shelf process, it will provide a prospectus supplement that will contain additional information about Argentina and, if necessary, the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.  Argentina is responsible for the information contained and incorporated by reference in this prospectus and any prospectus supplement.  Argentina has not authorized anyone to give you any other information, and Argentina takes no responsibility for any other information that others may give you.

Currency of Presentation

Unless otherwise specified, references herein to “dollars,” “U.S. dollars,” “U.S.$” and “$” are to the currency of the United States of America, and references to “pesos” and “Ps.” are to Argentine pesos.

Description of the Debt Restructuring Process and Determination of Terms of Exchange Offers
Argentina’s efforts to restructure its debt following its default in 2001 may be divided into two principal phases:

•	the stage accompanying the 2005 Debt Exchange (the “2005 Offer Stage”); and

•	the stage accompanying the prospective exchange offer in 2010 (the “2010 Offer Stage”).

For purposes of this prospectus "2005 Debt Exchange" refers to the restructuring and exchange of public debt undertaken by the Government in January and February of 2005.

In arriving at the terms of the exchange offers at each stage, Argentina has needed to weigh important considerations, including:

•	debt sustainability;

•	social and economic considerations affecting Argentina and its citizens;

•	the feedback obtained from consultation with market participants including creditors, creditor groups, investment banks and finance organizations;

•	consultation with other countries and official sector agencies; and

•	legal limitations and constraints.

The 2005 Offer Stage

In the 2005 Offer Stage, Argentina arrived at the terms of its offer after a lengthy and complicated analytical and consultative process.  The Government’s resources and debt payment capacity were severely constrained by the need to address the socio-economic problems it confronted domestically, including the rampant poverty and profound social needs of the Argentine citizenry following the worst economic crisis in its history.  Argentina sought a prudent and sustainable course for its future debt service.  In that context, Argentina began discussions about debt restructuring with creditors and other market and official sector participants in 2002.

Argentina’s negotiation process took a form that reflected changing realities of the capital markets.  Argentina had hundreds of thousands of creditors with varying interests located throughout the world and over a hundred series of bonds under varying governing laws.  Rather than organizing a debt committee, as it and other countries had done when dealing with commercial bank creditors, Argentina met with the various groups that represented different constituencies.  Argentina also sought to share information equally among all creditors and in compliance with applicable securities laws of the jurisdictions in which it planned to make an offer.  Unlike sovereign debt restructurings involving committees - in which committee members, official sector agencies and multilateral organizations endorsed the country’s debt restructuring proposal after reaching an agreement -Argentina’s consultation-based process was, instead, an effort to create a reasonable process for negotiation in the context of complex capital market constituencies around the world with strict restrictions on the use of information.  In following this route, Argentina proceeded in similar ways to Uruguay, Pakistan and Ukraine, among others.

Among the groups that Argentina consulted during the 2005 Offer Stage were:

•	The Argentine Bondholders’ Committee (“ABC”);

•	Task Force Argentina (“TFA”);

•	The Argentine Bond Restructuring Agency plc (“ABRA”);

•	The Global Committee of Argentine Bondholders (“GCAB”), an umbrella organization comprising ABC, TFA, ABRA and other creditor groups, and

•	many other creditor groups and consumer group representatives in Italy, Germany, Japan and other jurisdictions.

At the same time it consulted with creditors, Argentina maintained a dialogue with governmental, multilateral and other official sector agencies.  These included:

•	Governmental entities of countries with significant bondholders affected by the default, including the U.S. Treasury and Italian and German authorities; and

•	multilateral entities, such as the IMF.

In order to assist it in consultations and negotiations, Argentina hired financial advisors.  These advisors helped organize meetings, identify bondholders and take market soundings to help Argentina begin to define an offer.

In September 2003, Argentina announced indicative terms of an offer during the annual meetings of the IMF and the World Bank in Dubai.  After that, Argentina continued discussions with market and official sector representatives.  When it was ready to begin to implement an exchange offer, Argentina appointed Barclays Capital, Merrill Lynch & Co., and UBS Investment Bank (the “2005 Offer Managing Banks”) in February 2004.  The Managing Banks assisted with further consultations and with refinement of the 2005 Debt Exchange.

Argentina encountered vigorous and determined opposition in the process that culminated in its 2005 Debt Exchange.  While some creditors negotiated in good faith, others sought to enjoin the 2005 Debt Exchange altogether even in the face of a large percentage of holders that wanted to enter into the exchange.  Certain active creditors and groups tried interrupting or decreasing participation in the 2005 Debt Exchange through litigation, counter-publicity campaigns, and other means.

Ultimately, Argentina determined the terms of its 2005 Debt Exchange after taking into account in good faith the needs of its various creditor constituencies in the context of its fiscal and other constraints and with the aim of reaching debt sustainability in the medium and long term.  The consultation and negotiation process led to terms that took account of special needs and requirements of creditors.  Argentina included GDP-linked Securities, which would yield payments based on the amount that GDP exceeded an assumed base rate per annum (and, accordingly, give creditors the right to receive payments in the event of certain improvements in Argentina’s economy).  Argentina also provided both a Par Option, most attractive to retail creditors, and a Discount Option, most attractive to institutional creditors among other features requested by creditors.

Creditors also insisted that Argentina needed to heed their inter-creditor concerns as a condition of their participation in the 2005 Debt Exchange.  Argentina received feedback from many creditors, which stated that they would not participate in the 2005 Debt Exchange absent legal reassurance that holdout creditors would not be able to receive more advantageous terms in the future.  This led to the inclusion of a clause in the terms of the securities issued in the 2005 Debt Exchange which gave tendering bondholders certain rights upon future offers (the “RUFO Clause”).  After the 2005 Debt Exchange was launched, certain creditors expressed strong concern that the RUFO Clause did not provide sufficient protection to tendering bondholders that Argentina might, at a later date, strike a more favorable deal with holdout creditors.  In an effort to reassure tendering bondholders and increase the level of participation in the 2005 Debt Exchange, Congress subsequently passed Law No. 26,017, known as the “Lock Law”.  The Lock Law prohibited the Executive Branch from reopening the 2005 Debt Exchange without Congressional approval and also prohibited any type of settlement involving untendered securities that were eligible to participate in the 2005 Debt Exchange (the “2005 Eligible Securities”).

Even after the 2005 Debt Exchange was accepted by 76.15% in interest of holders of 2005 Eligible Securities, two of the most active holdout creditors managed to interrupt settlement for approximately two months until Argentina was able to lift orders they had obtained which would have frustrated the purpose of debt reduction of the 2005 Debt Exchange.  The 2005 Debt Exchange was settled on June 2, 2005, and although holders of 2005 Eligible Securities in the aggregate amount of approximately U.S.$18.6 billion at the time of the 2005 Debt Exchange did not accept the 2005 Debt Exchange, the remainder obtained new securities, which Argentina has serviced ever since.

The calculation of the net present value reduction that tendering holders accepted in the 2005 Debt Exchange is subjective and may vary over time depending on elements such as the performance of interest rates and other factors.  Argentina does not maintain any statistics ascertaining the precise value of the debt reduction to bondholders.  Nevertheless, private analysts estimated at the time that the debt reduction was of approximately 65% to 75% of the original value of the 2005 Eligible Securities.

The 2010 Offer Stage

In 2008, Argentina began to receive and to consider proposals outlining the terms of a new potential offer to its creditors.  The Government decided in 2008 to proceed to negotiate a new offer with its creditors, but was delayed by the global financial crisis.  Finally, in 2009, Argentina engaged investment banks to assist it in carrying out a new offer and formally to begin the 2010 Offer Stage.

In addition to the usual elements it has to consider and weigh as part of arriving at a final offer, Argentina also had two principal legal constraints:

•	the Lock Law; and

•	the RUFO Clause.

In December 2009, Congress passed Law No. 26,547, which suspends the operation of Articles 2, 3 and 4 of the Lock Law until the earlier of December 31, 2010 and the date on which the Executive Branch, through the Ministry of Economy and Public Finance, announces the conclusion of the process of restructuring of Argentina’s debt securities.  Law No. 26,547 also precludes Argentina from making an equal or better offer to creditors than its 2005 Debt Exchange.  If Argentina had been able to make a better offer to creditors than its 2005 Debt Exchange, the application of the RUFO Clause would have created an incentive for creditors that participated in the 2005 Debt Exchange to participate in the new offer.

Argentina has undertaken investor consultations as part of the process necessary to arrive at the terms of its final offer and, as was the case in the 2005 Debt Exchange, it is willing to take into account in good faith the needs of its various creditor constituencies in the context of its fiscal and other constraints and with the aim of consolidating debt sustainability in the medium and long term.

FORWARD-LOOKING STATEMENTS

This prospectus and any related prospectus supplement (including any documents incorporated by reference) may contain forward-looking statements.

Forward-looking statements are statements that are not historical facts, including statements about Argentina’s beliefs and expectations.  These statements are based on Argentina’s current plans, estimates and projections.  Therefore you should not place undue reliance on them.  Forward-looking statements speak only as of the date they are made.  Argentina undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  The information contained in this prospectus identifies important factors that could cause such differences.  Such factors include, but are not limited to:

•
adverse external factors, such as a decline in foreign investment, changes in international prices (including commodity prices), high international interest rates and recession or low economic growth in Argentina’s trading partners.  A decline in foreign direct investment could deprive the Argentine economy of capital needed for economic growth.  Changes in international prices and high international interest rates could increase Argentina’s current account deficit and budgetary expenditures.  Recession or low economic growth in Argentina’s trading partners could decrease exports from Argentina, induce a contraction of the Argentine economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•	adverse domestic factors, such as increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower economic growth; and

•	other adverse factors, such as climatic or political events, international or domestic hostilities and political uncertainty.

DATA DISSEMINATION

Argentina is a subscriber to the Special Data Dissemination Standard, or SDDS, developed by the International Monetary Fund, or IMF, which is designed to improve the timeliness and quality of information of subscribing member countries.  The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar.”  For Argentina, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the IMF’s Dissemination Standards Bulletin Board.  Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board.  The Internet website is located at http://dsbb.imf.org.  Neither Argentina nor any agents or underwriters acting on behalf of Argentina in connection with the offer and sale of securities as contemplated in this prospectus accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement that Argentina filed with the U.S. Securities and Exchange Commission.  This prospectus does not contain all of the information provided in the registration statement.  For further information, you should refer to the registration statement.

You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC.  You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

100 F Street NE
Washington, DC 20549

All filings that Argentina makes electronically are available to the public over the Internet at the SEC’s website (http://www.sec.gov).  You may call the SEC for further information at 1-800-SEC-0330.

The SEC allows Argentina to incorporate by reference some information that Argentina files with the SEC.  Incorporated documents are considered part of this prospectus.  Argentina can disclose important information to you by referring you to those documents. The following documents, which Argentina has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•
Argentina’s Annual Report on Form 18-K for the year ended December 31, 2008, filed with the SEC on October 27, 2009, as amended by amendment No.1 on Form 18-K/A filed with the SEC on December 16, 2009, amendment No. 2 on Form 18-K/A filed with the SEC on January 28, 2010, amendment No. 3 on Form 18-K/A filed with the SEC on March 18, 2010, and amendment No. 4 on Form 18-K/A filed with the SEC on April 9, 2010 (the “2008 Annual Report”), SEC file number 033-70734;

•	any additional amendment on Form 18-K/A to the 2008 Annual Report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	each subsequent Annual Report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Argentina files with the SEC will update and supersede earlier information that it has filed.

You may view and print the documents incorporated by reference on the SEC’s website. Alternatively, you may obtain, without charge and upon request, a copy of any of the above documents (including any exhibits that are incorporated by reference in them).  Requests for such documents should be directed to:

Daniel Martín
Office of the Financial Representative of Argentina
1800 K Street, N.W., Suite 924
Washington, D.C.  20006
Tel: +1 202-466-3021

As long as any of the securities of a series remain outstanding and are listed on the Luxembourg Stock Exchange, you may also obtain, free of charge, copies of this prospectus and any prospectus supplement at the office of the paying agent for the securities in Luxembourg.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Argentina will use any net proceeds from the sale of securities offered by this prospectus for the general purposes of the government of Argentina, including the refinancing, repurchase or retirement of its domestic and external indebtedness.

RISK FACTORS

You should read this section in conjunction with the more detailed information regarding Argentina contained in the documents incorporated by reference in this prospectus. You should also review the “Risk Factors” section contained in the applicable prospectus supplement.

Risk Factors Relating to Argentina

Certain risks are inherent in any investment in an emerging market such as Argentina.

Argentina is an emerging market economy, and investing in emerging markets generally carries risks.  These risks include political, social and economic instability that may affect Argentina’s economic results.  Instability in Argentina and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	abrupt changes in currency values;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in governmental economic or tax policies; and

•	political and social tensions.

Argentina has experienced political, social and economic instability in the past and may experience it in the future.  Any of these factors, as well as volatility in the capital markets, may adversely affect the liquidity, trading markets and value of Argentina’s debt securities and Argentina’s ability to service its debt.

The global credit crisis and unfavorable general economic and market conditions that commenced in 2007 have affected, and could continue to negatively affect our economy.

The global crisis has affected and may negatively continue to affect our economy.  The global credit crisis and economic downturn that commenced in 2007 have had a significant negative impact on the economies of countries around the world.  Developed economies like the United States have sustained some of the most dire effects while some emerging economies like that of China and Brazil have suffered substantial but comparatively milder effects.  We cannot predict the ongoing impact of this crisis on our economy and financial performance. The ongoing effects of the crisis could include a reduction in exports, a decline in tax revenue and further inability to access international capital markets, which may materially and adversely affect our economy.

Argentina’s economy may not continue to grow at the rates experienced in recent years or may contract in the future, which could have a material adverse effect on public finances and on the market price of Argentina’s securities.

The Argentine economy has experienced significant volatility in recent decades, including numerous periods of low or negative growth and high and variable levels of inflation and depreciation of the currency.  From the first half of 2002 until the third quarter of 2008, Argentina’s economy experienced strong growth.  The Argentine economy started slowing as of the third quarter of 2008.  The Government can offer no assurance that the Argentine economy will resume growth at a fast rate or that it will not contract in the future.  Economic results are dependent on a variety of factors, including (but not limited to) the following:

•	international demand for Argentine exports;

•	the price of particular commodities;

•	the stability and competitiveness of the peso against foreign currencies;

•	levels of consumer consumption and foreign and domestic investment; and

•	the rate of inflation.

If Argentina’s economy slows further, or contracts, the market price of Argentina’s securities may be adversely affected and our ability to service our public debt may be impaired.

The intervention of the Central Bank in the foreign exchange market, aimed at counteracting sharp shifts in the value of the peso, may have a negative impact on its international reserves and a significant depreciation or appreciation of the peso could have a material adverse effect on the Argentine economy and our ability to service our public debt.

The Central Bank intervenes in the foreign exchange market from time to time in order to manage the currency and prevent sharp shifts in the value of the peso.  Starting in the third quarter of 2008, the peso depreciated against the dollar.  The Central Bank purchased pesos in the market to avoid a sharper depreciation.  This purchase of pesos caused a decrease in the international reserves of the Central Bank.  If the peso depreciates against the dollar in the future, the Central Bank might resume purchasing pesos to avoid a further depreciation, which may cause a decrease in the Central Bank’s international reserves.  A significant decrease in the Central Bank’s international reserves may have a material adverse impact on our ability to withstand external shocks to our economy.

Since Argentina adopted a managed floating exchange rate regime in 2002, the peso’s value has varied over time.  We cannot assure you that the peso will not devalue or appreciate significantly in the future.  A significant depreciation of the peso would, among other effects, increase the cost of servicing Argentina’s foreign-currency denominated public debt.  A significant appreciation in the value of the peso could, among other effects, make Argentine exports less competitive with goods from other sources.  Either a significant depreciation or appreciation could have a material adverse effect on the Argentine economy and our ability to service our public debt.

A significant depreciation of the currencies of our trading partners or trade competitors may adversely affect the competitiveness of Argentine exports and cause an increase in Argentina’s imports, thus adversely affecting Argentina’s economy.

The depreciation of the currencies of one or more of our other trade partners or trade competitors relative to the peso may result in Argentine exports becoming more expensive and less competitive.  It may also cause an increase in relatively cheaper imports.  A decrease in exports and an increase in imports may have a material adverse effect on Argentina’s economic growth, its financial condition and the ability of Argentina to service its debt.

A decline in international prices for Argentina’s principal commodity exports could have a material adverse effect on Argentina’s economy and public finances.

The prices of most of Argentina’s commodity exports declined significantly between the third quarter of 2008 and the first quarter of 2009, when they began to increase.  If international commodity prices decline again or do not increase further in the future the Argentine economy could be adversely affected and Government revenues from taxes on Argentine exports could decrease, producing a negative impact on public finances.

An increase in inflation could have a material adverse effect on Argentina’s economic prospects.
From 2004 through the third quarter of 2008, Argentina as well as other countries around the world, confronted inflationary pressure, driven by significantly higher fuel, energy and food prices, among other factors. In 2009, inflation in Argentina decelerated due to the global financial and economic crisis.  See "Monetary System—Inflation" in the 2008 Annual Report for further information.

A portion of Argentina’s debt is indexed to inflation so that increases in prices result in increases in debt and debt service.  At September 30, 2009, approximately U.S.$ 38.3 billion, or 27.0%, of Argentina’s gross public debt (which in almost all cases matures in the medium and long-term) was indexed to inflation.  Argentina’s inflation-indexed debt is adjusted based on official statistics prepared by the Government.  Adjustments and payments on such debt are not subject to restatement or revision.

Inflation remains a challenge for Argentina.  Significant inflation could have a material adverse effect on Argentina and would increase Argentina’s debt and debt service, principally in the medium and long term when most inflation-indexed debt matures.

Argentina’s economy is vulnerable to external shocks that could be caused by significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Argentina’s economic growth and our ability to service our public debt.

A significant decline in the economic growth of any of Argentina’s major trading partners, such as Brazil, China or the United States, could have a material adverse impact on Argentina’s balance of trade and adversely affect Argentina’s economic growth.  Beginning in the last quarter of 2008, economic conditions in both emerging and developed economies were affected by a global economic and financial crisis.  We cannot predict the length or extent of the crisis or its effects on our major trading partners.  A decline in demand for Argentine exports could have a material adverse effect on Argentina’s economic growth.

Because international investors’ reactions to the events occurring in one market sometimes demonstrate a “contagion” effect in which an entire region or class of investment is disfavored by international investors, Argentina could be adversely affected by negative economic or financial developments in other countries.

The Central Bank and other Government entities conduct periodic reviews of the statistics they publish and any revisions to Argentina’s official financial or economic data resulting from any subsequent review of such data, or material differences in official data from other sources, could reveal a different economic or financial situation in Argentina, which could affect your evaluation of any offer made by Argentina and/or of the market value of our securities.

Certain financial, economic and other information presented in this prospectus may subsequently be materially revised to reflect new or more accurate data.  These revisions may result from the periodic review of official financial and economic data and statistics.  Revisions to official data could reveal that Argentina’s economic and financial condition as of any particular date may be different from that described in this prospectus.  Certain private analysts and non-governmental sources publish financial or economic data, which differ significantly (and present higher estimates of inflation) from official financial or economic data.

At the end of January 2007, the Instituto Nacional de Estadísticas y Censos, or “INDEC,” the Government’s statistical agency and the only organization with operative ability to cover large territories and broad volumes of data in Argentina, experienced a process of institutional reform.  Private analysts objected to the inflation figures (and to other economic data affected by inflation data, such as poverty and GDP estimates) published by INDEC.  The Government utilizes and relies on INDEC statistics, including inflation data.  It does not have any oversight or ability to evaluate the accuracy of data published by non-Governmental sources. Only statistics from official sources, such as INDEC, the Central Bank, and the Ministry of Economy and Public Finance, are included in this prospectus unless otherwise noted.

In Argentina, as in other countries, statistical information and methodology may be evaluated and refined over time and may differ from data prepared using different statistical systems.  See "Monetary System—Inflation" in the 2008 Annual Report for further information. Material differences in official data from other sources could reveal a different economic or financial situation in Argentina, which could affect your analysis of any offer made using this prospectus and/or of the market value of our securities.

Argentina’s limited sources of financing and investment may have an adverse effect on its economy and ability to service its public debt.

The Government’s primary fiscal results (i.e., fiscal results excluding interest payments on Argentina’s public debt) may be insufficient to meet Argentina’s debt service obligations.  Since its debt default in 2001, Argentina has had limited access to financing, which has consisted mainly of:

•	borrowings from local or international sources in local placements, including local bond issuances and intra public-sector financings; and

•	borrowings from international official-sector institutions such as the World Bank, the Inter-American Development Bank (“IADB”) and other public entities.

We cannot assure you that foreign investors and lenders will be willing to loan money to Argentina in the future, or that Argentina may also not be able or willing to access international capital markets.  We also cannot assure you that local sources of financings will remain available.  The loss or limitation of these sources of financing or Argentina’s inability to attract or retain foreign investment in the future could adversely affect Argentina’s economic growth and public finances and our ability to service our public debt.

If Argentina is unable to meet its energy requirements, this could have a material adverse impact on our economy and the costs to the Government of energy subsidies may have a material effect on public finances.

In order to assure adequate domestic supplies of energy, Argentina has at times increased imports and/or reduced exports of energy to and from neighboring countries.  Political tensions with and among the countries which trade energy with Argentina, most notably Bolivia and Chile, could jeopardize the availability of energy supplies in the future.

The Government has at various times implemented subsidies, tariffs and price controls on certain energy products, including natural gas and fuel.  We cannot assure you that the costs to the Government from subsidies may not have a material effect on public finances.

The Government’s finances and its ability to service its debt could be materially and adversely affected by a restructuring by one or more provinces on obligations they owe to the Government.

Argentina’s provinces have incurred certain obligations to the Government in connection with the restructuring of their obligations, the redemption of quasi-currency bonds, multilateral loans and other transactions.  A restructuring of these obligations could have a material adverse effect on our finances and our ability to service our public debt.

In the event of another economic crisis, the Government could strengthen exchange controls and transfer restrictions, which could have a material adverse effect on Argentine private sector economic activity.

In the past, the Central Bank has imposed exchange controls and transfer restrictions in times of crisis and certain of such controls and restrictions remain at present.  There can be no assurance that the Government will not strengthen exchange controls and/or transfer restrictions in the future, which could have a material adverse effect on Argentina’s private sector activity.

The Government provides economic subsidies, which could have a material adverse effect on Argentina’s public finances.

The Government provides subsidies to the energy, agricultural, transportation and other sectors. These subsidies represent a significant cost to the Government and this cost increases as the prices of food, energy and other commodities that are subsidized increases.  The continuation, or expansion, of the Government’s subsidies could have a negative impact on Argentina’s public finances.

Litigation

Argentina’s default on its public indebtedness has prompted creditors to file a number of lawsuits in several countries, many of which have resulted in judgments against Argentina, and the possibility of continued litigation and additional judgments could have a material adverse impact on Argentina’s public finances and our ability to service our public debt.

Numerous lawsuits against Argentina have been commenced in several countries, including the United States, Italy, Germany, and Japan, by bondholders or entities representing bondholders – including bondholders who did not participate in the 2005 Debt Exchange and those who acquired bonds from such bondholders – based on the Government’s default on its public debt obligations on December 31, 2001, totaling at that time U.S.$89.1 billion.  These lawsuits assert that Argentina has failed to make timely payments of interest and/or principal on their bonds and seek judgments for the face value of and/or accrued interest on those bonds.

In the United States, approximately 158 suits have been filed since March 2002, including 18 class actions.  In January 2009, the United States District Court for the Southern District of New York entered “aggregate” judgments on behalf of each of eight class actions, totaling approximately U.S.$2.2 billion.  Argentina appealed these judgments and the certification of the classes; the appeals are currently pending before the United States Court of Appeals for the Second Circuit.  Class certification has been granted in five other cases.  Judgment has been entered against the Government in 104 individual cases in a total amount of approximately U.S.$6.4 billion.  Certain bondholders with U.S. judgments or claims pending in U.S. litigation have sought, in the United States and elsewhere, to attach both Government assets as well as assets of various Argentine entities and other persons alleged by these bondholders to be available to satisfy the obligations of the Government.  For further information, see “Public Sector Debt—Legal Proceedings” in the 2008 Annual Report.

In Italy, all 13 lawsuits filed against Argentina before the civil courts have been dismissed because the Italian Supreme Court of Cassation decided in 2005 that Argentina’s actions concerning the restructuring of its foreign debt are sovereign acts which enjoy immunity from the jurisdiction of Italian courts.

In Germany, approximately 596 proceedings have been filed against Argentina.  Final judgment was rendered in 401 cases for approximately €231 million in principal plus interest.  Currently there are 129 cases pending in Germany with claims for approximately €46 million in principal plus interest.

In Japan, an action has been commenced seeking approximately ¥11 billion in principal, plus interest.  The complaint is currently pending.

We can offer no assurance that further litigation will not result in additional substantial judgments granted against Argentina.  Present or future litigation could result in the execution, attachment or injunction of assets of Argentina, or assets alleged by these bondholders to be property of Argentina, that the Government or the owners of the assets intend for other uses, and could have material adverse effects on public finances, the market price of our securities, and our ability to service our debt.  For further information, see “Public Sector Debt—Legal Proceedings” in the 2008 Annual Report.

Arbitration proceedings under bilateral investment treaties could have a material adverse effect on our finances and our ability to service our debt.

Several arbitration proceedings have been brought against Argentina before the International Centre for the Settlement of Investment Disputes (“ICSID”) challenging some of the emergency measures adopted by the Government in 2001 and 2002 and seeking compensation for damages.  These proceedings have been brought primarily by foreign investors in a number of privatized entities under various bilateral investment treaties.  There are currently 34 ICSID proceedings pending against Argentina, nine of which have been suspended pending settlement negotiations.  Three of these 34 cases are proceedings allegedly totaling approximately U.S.$4.4 billion in face value brought by or on behalf of Italian bondholders, including one involving approximately more than 180,000 claims filed by or on behalf of persons alleging to be Italian bondholders.  Awards have been rendered against Argentina in eight proceedings for an approximate total amount of U.S.$913 million (excluding interest and legal fees), although none of the awards has been executed upon.  To the Government’s knowledge, two claimants had their awards recognized as enforceable by a New York court.  Two claimants also commenced similar proceedings before London and Paris courts.  For further information, see “Public Sector Debt—Legal Proceedings—ICSID Arbitration” in the 2008 Annual Report.

We can offer no assurance that the Government will prevail in the remaining ICSID claims or in the enforcement proceedings.  Rulings against the Government in these and future proceedings could result in the execution, attachment or injunction of assets of Argentina, or assets alleged by claimants to be property of Argentina, that the Government or the owners of the assets intend for other uses, and could have a material adverse effect on public finances, the market price of our securities, and our ability to service our debt.

Creditors have sought to enforce claims against Argentina by proceeding against the Central Bank and agencies or instrumentalities of Argentina on alter ego and other grounds, which if successful, could have a material adverse effect on public institutions and assets, such as reserves and pension funds.

Creditors have initiated proceedings against certain Argentine public sector agencies, instrumentalities, companies and financial sector entities (“Argentine Agencies or Instrumentalities”) and have sought attachment and restraining orders against assets held by and for these entities.  The lawsuits and enforcement actions against the Argentine Agencies and Instrumentalities have been based on alter ego, appropriation, or other theories claiming that these entities should be responsible for Argentina’s debts.  The most material of these proceedings have included attempts to attach and/or restrain in the United States Central Bank reserves, pension fund assets, and American Depository Shares held by an Argentine trust.  In April 2010, the United States District Court for the Southern District of New York issued a decision granting attachments and restraints of approximately U.S.$100 million of Central Bank reserves held at the Federal Reserve Bank of New York based on plaintiffs' theory that the Central Bank was the alter ego of the Republic.  The decision further held that the Central Bank reserves at issue were property of the Republic being used for a commercial activity in the United States, and thus available to satisfy plaintiffs' claims against the Republic.  The Republic and the Central Bank will appeal the decision.  For more information, see “Public Sector Debt—Legal Proceedings—Litigation in the United States—Attempts to attach Argentine property in U.S. Litigation” in the 2008 Annual Report.

Creditors have also attempted to attach diplomatic property in the United States and certain diplomatic and consular accounts in other jurisdictions, notwithstanding that such property is protected under state sovereign immunities laws and public international law.

Argentina is committed to vigorously opposing the attachment of assets protected by United States sovereign immunity laws, the sovereign immunities laws of other jurisdictions, and public international law, but we can offer no assurance that creditors will not proceed against other such assets or assets of Argentine Agencies or Instrumentalities or other entities, nor that Argentina will ultimately prevail in each such pending or future proceeding.

Risks Relating to Argentina’s Securities

The market for Argentina’s securities may not be liquid.

We can make no assurance as to the liquidity of trading markets for Argentina’s public debt or guarantee that the holders of Argentina’s securities will be able to sell their securities in the future.  The failure of a market for Argentina’s securities to develop or continue could harm the trading price of Argentina’s securities, and holders may be able to resell them only after an extended period of time, if at all.

It may be difficult for you to obtain or enforce judgments or arbitral awards against Argentina.

Argentina is a sovereign entity.  Judgments totaling approximately U.S.$8.6 billion in the United States and approximately €231 million in Germany have been entered against Argentina in actions based on the Government’s default on public debt obligations.  Parties suing Argentina on defaulted debt in the United States and elsewhere are limited by the sovereign immunities laws in the jurisdictions in which proceedings against Argentina are brought.  Accordingly, it may be difficult for holders of Argentina’s securities or trustees in respect of such securities to obtain or enforce against Argentina judgments issued in the United States or elsewhere.

Attachment and execution attempts against the property of a foreign state such as Argentina are governed in the United States by the Foreign Sovereign Immunities Act of 1976 (“FSIA”), as well as by public international law, including international treaties such as the Vienna Convention on Diplomatic Relations of 1961 (the “Vienna Convention”).  Even when a foreign state has waived immunity from suit and from enforcement, as has Argentina in connection with its defaulted debt, the FSIA limits attachments and executions to property of the foreign state that is (1) in the United States and (2) used for a commercial activity in the United States.  Plaintiffs who have sued Argentina on defaulted debt have sought prejudgment attachments of, and postjudgment executions against, property which plaintiffs claim belongs to Argentina and which they claim is located in the United States and is being used for commercial activity in the United States.  The FSIA also provides special protection from attachment or execution of such property as that of foreign central banks and military property.  In addition, Argentina may plead sovereign immunity under the FSIA in actions brought against it under the United States federal securities laws or any state securities laws, and its submission to jurisdiction and appointment of Banco de la Nación Argentina as its authorized agent for service of process and waiver of immunity do not include these actions.  Argentina has vigorously opposed attempts by plaintiffs and judgment creditors to attach or execute against property that they allege is subject to attachment and execution under the FSIA.

Immunities laws in other countries may also provide foreign states with immunity from jurisdiction and attachment and execution.  States may be signatories to treaties protecting diplomatic property of foreign states such as the Vienna Convention, which has been adopted by most countries, including Argentina, France, Spain, the United Kingdom, and Italy.  Argentina has opposed attempts by plaintiffs in jurisdictions other than the United States based on the immunities laws of those jurisdictions and applicable public international law.

Argentina has opposed attempts by creditors to have non-Argentine judgments recognized and enforced in Argentine courts.  Argentina’s basis for opposition have included that the foreign judgments contravene Argentine principles of public order, are incompatible with judgments previously or simultaneously issued by Argentine courts, or that Argentina was not provided due process rights.  On March 2, 2010, in In re Claren Corporation C / EN S / Varios, an action seeking recognition of a U.S. judgment, an Argentine lower Federal Court held, as Argentina had argued, that although Argentina’s issuance of the bonds in which plaintiff had an interest constituted commercial activity, Argentina’s decision to declare a moratorium on payments on the bonds as a consequence of an economic and social emergency constituted an exercise of its sovereign powers and should have been given deference by the foreign court.  Therefore, the Argentine lower Federal Court ruled that the foreign judgment disregarded Argentina’s right to sovereign immunity and thus contravened Argentine principles of public order.  See “Public Sector Debt—Litigation in Argentina—Recognition and enforcement of foreign judgments in Argentina” in the 2008 Annual Report for further information.

Eight ICSID awards totaling approximately U.S.$913 million have been entered in arbitrations filed against Argentina.  In the context of enforcement of ICSID awards, Argentina has taken the position that, under Articles 53 and 54 of the 1965 Convention on the Settlement of Investment Disputes Between States and Nationals of Other States (“ICSID Convention”), in order for Argentina to satisfy any ICSID award rendered against it, the award holder must submit its award to the authority appointed under Article 54(2) of the ICSID Convention, which is an Argentine court, and follow the formalities applicable for collecting on a judgment against Argentina.  Efforts to enforce an ICSID award are otherwise subject to the sovereign immunity laws in effect in the jurisdiction where enforcement is sought in accordance with Article 55 of the ICSID Convention.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of the securities Argentina may offer.  Each time Argentina sells (or certain security holders authorized by Argentina sell) securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Description of Debt Securities

Argentina will issue debt securities governed by New York law, English law or Argentine law.  Debt securities governed by Argentine law will be issued under a decree or regulation that will set out the terms and conditions of the debt securities, and will be described in a related prospectus supplement.  Debt securities governed by either New York law or English law will be issued under an indenture between Argentina and one or more trustees.  Argentina will file the indenture, each applicable decree or regulation and the form of the debt securities with the SEC.

The following description summarizes the material provisions of the debt securities and the indenture.  You should read the indenture, the form of the debt securities and the applicable prospectus supplement before making your investment decision.

Argentina will include some or all of the following terms in the prospectus supplement relating to any series of debt securities:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•
the interest rate or rates (which may be fixed or variable), the date from which interest will accrue, the interest payment dates and the record dates for the interest payments, and the extent to which interest payments may be capitalized or paid in kind;

•	the place or places where the principal of and interest on the debt securities are payable;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Argentina to redeem the debt securities at its option;

•	any provisions that entitle you to repayment for the debt securities at your option;

•	the currency in which the debt securities are denominated and the currency in which Argentina will make payments;

•	the authorized denominations;

•	any index Argentina will use to determine the amount of principal, any premium and interest payments;

•	any covenants or agreements of Argentina and any events that give you the right to accelerate the maturity of your debt securities;

•	whether that series of debt securities will be listed and, if listed, the stock exchanges on which it will be listed;

•	any terms allowing you to exchange or convert your debt securities; and

•	any other terms of the debt securities that do not conflict with the provisions of the indenture.

Argentina may issue debt securities at a discount below their stated principal amount, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates.  Argentina may also issue debt securities that have variable rates of interest but are exchangeable for fixed-rate debt securities.  Argentina will describe the United States federal income tax consequences and other relevant considerations in the prospectus supplement for any such offering.

The debt securities are direct obligations of Argentina and do not have the benefit of any separate undertaking of other government entities (including Banco Central de la República Argentina).

Status

The debt securities will be direct, unconditional, unsecured and unsubordinated obligations of Argentina and will rank pari passu and without preference among themselves.  Argentina’s payment obligations under the debt securities will rank at least equally with all its other present and future unsecured and unsubordinated External Indebtedness (as defined under “Negative Pledge” below).

Payment of Principal and Interest

Unless otherwise specified in the applicable prospectus supplement, Argentina will make payments on the debt securities in U.S. dollars to the trustee for the benefit of the registered holders of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be subject to any sinking fund.

Any money that Argentina pays to the trustee for the payment of any debt securities that remain unclaimed for ten years (in the case of principal) or five years (in the case of interest) or, in either case, any shorter prescription period provided by law after the principal or interest had become due or payable will be returned to Argentina and held by Argentina in trust for the relevant holder of the debt securities.  Afterwards, the holder of these debt securities may look only to Argentina for payment.  However, Argentina’s obligation to make payments on these debt securities as they become due will not be affected until the expiration of the applicable prescription period.

Additional Amounts

Argentina will make all principal and interest payments on the debt securities without deducting or withholding on account of any present or future taxes, duties, assessments or other governmental charges withheld or assessed by Argentina, unless the deduction or withholding is required by law.  If Argentina is required to make any deduction or withholding, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Argentina will not, however, pay any additional amounts with respect to any debt securities in connection with any tax, duty, assessment or other governmental charge that is imposed due to any of the following:

•
the holder is liable for taxes in respect of the debt securities because he has some connection with Argentina other than merely holding the debt securities or the receipt of principal, premium or interest with respect to these debt securities; or

•
where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2002 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, that directive; the debt securities are presented for payment by or on behalf of a holder who would have been able to avoid the withholding or deduction by presenting the debt securities to another trustee paying agent in a member state of the European Union; or

•
the debt securities are presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the holder of the debt securities would have been entitled to additional amounts on presenting the debt securities for payment on the last day of that 30-day period.

“Relevant Date” in respect of any debt securities means the date on which payment in respect of the debt securities first becomes due or (if the trustee has not received the full amount of the money payable by such due date) the date on which notice is given to the holders in the manner described in “Notices” below that such moneys have been received and are available for payment.

Form and Denominations

Unless otherwise specified in the applicable prospectus supplement, Argentina will issue debt securities:

•	denominated in U.S. dollars;

•	in the form of one or more global securities in fully registered form (we refer to these securities as book-entry or global securities);

•	without coupons; and

•	in denominations of U.S.$1,000 and integral multiples of U.S.$1,000.

Redemption, Repayment and Repurchase

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Argentina or repayable at the option of the registered holders.  Nevertheless, Argentina may at any time purchase the debt securities and hold or resell them or surrender them to the trustee for cancellation.

Transfer and Exchange

You may transfer or exchange the debt securities at the office of the trustee in New York City and in a Western European city to be specified in the prospectus supplement.  You will not have to pay a service charge to register a transfer or exchange of debt securities.  However, Argentina or the trustee may charge you for any stamp, tax or other governmental charge that either of them must pay in connection with the exchange or transfer.

Argentina and the trustee will treat the person in whose name any debt securities are registered as the owner of these debt securities for the purposes of receiving any payment of principal, any premium or interest and for all other purposes.

Physical Securities

Argentina will issue individual debt securities in physical form, which we call physical securities, in exchange for interests in a global security only if:

(i)           a clearing system located in the United States for any series of debt securities:

•	notifies Argentina that it is unwilling or unable to continue acting as depositary;

•	ceases to be a “clearing agency” registered under the Securities Exchange Act of 1934, as amended; or

•	is no longer eligible to act as such and, in each case, Argentina does not appoint a successor depositary within 90 days;

(ii)            a clearing system located outside the United States for any series of debt securities:

•	is closed for a continuous period of 14 days;

•	announces an intention permanently to cease business or does in fact do so;

•	is not registered or ceases to be exempt from registration or becomes required to be registered under the Securities Exchange Act of 1934, as amended; or

•	is no longer eligible to act as such;

(iii)           Argentina decides not to have the debt securities of a series represented by a global security or securities; or

(iv)           the trustee determines, upon the advice of counsel, that it is necessary to obtain possession of such debt securities in physical form in connection with any proceedings to enforce the rights of holders of such debt securities.

In this case, Argentina and the trustee will issue physical debt securities:

•	registered in the name of each holder; and

•	without interest coupons.

Replacement of Physical Securities

If any physical debt securities become mutilated, destroyed, stolen or lost, you can replace them by delivering the debt securities or evidence of its loss, theft or destruction to the trustee.  Argentina will execute, and the trustee will authenticate and deliver to you, substitute debt securities with the same terms as the debt securities you are exchanging.  You will be required to pay all expenses and reasonable charges associated with the replacement of these debt securities.

Argentina and the trustee may require you to sign an indemnity in which you agree to pay Argentina and the trustee for any losses they may suffer relating to the debt securities that were destroyed, stolen or lost.  In case any mutilated, destroyed, stolen or lost debt securities have become or will become due and payable within 15 calendar days following its delivery to the trustee for replacement, Argentina may pay such debt securities instead of replacing them.

Negative Pledge

Argentina has agreed that, except for the exceptions set forth below, as long as any of the debt securities remain outstanding, it will not create or permit to subsist any security interest (e.g., a lien, pledge, mortgage, deed of trust, charge or other encumbrance or preferential arrangement that has the practical effect of constituting a security interest) in its revenues or assets to secure its Public External Indebtedness (as defined below), unless the debt securities are given equal security or have the benefit of a security, guarantee, indemnity or other arrangement approved by the holders in accordance with “—Collective Action Clauses—Modifications” below.

Nevertheless, Argentina may permit to subsist:

(1)
any security interest upon property to secure Public External Indebtedness if that Public External Indebtedness was incurred to finance the acquisition of that property; any renewal or extension of that security interest so long as it is limited to the original property covered by the security interest and it secures any renewal or extension of the original secured financing;

(2)
any security existing on that property at the time of its acquisition to secure Public External Indebtedness and any renewal or extension of that security interest that is limited to the original property covered by the security interest and that secures any renewal or extension of the original secured financing;

(3)
any security interest created in connection with the transactions contemplated by Argentina’s 1992 Financing Plan dated June 23, 1992, sent to the international banking community with the communication dated June 23, 1992, from the Minister of Economy of Argentina (the “1992 Financing Plan”) and its implementing documentation, including any security interest to secure obligations under the collateralized bonds issued under the 1992 Financing Plan (the “Par and Discount Bonds”) and any security interest securing indebtedness outstanding on the date of this Prospectus to the extent required to be equally and ratably secured with the Par and Discount Bonds;

(4)	any security interest in existence on the date of the indenture;

(5)
any security interest securing Public External Indebtedness issued upon surrender or cancellation of any of the Par and Discount Bonds or the principal amount of any indebtedness outstanding as of June 23, 1992, in each case, to the extent that security interest is created to secure the Public External Indebtedness on a basis comparable to the Par and Discount Bonds;

(6)	any security interest on any of the Par and Discount Bonds; and

(7)
any security interest securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project, provided that (a) the holders of that Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of that project as the principal source of repayment of the Public External Indebtedness and (b) the property over which that security interest is granted consists solely of those assets and revenues.

For the purposes of the indenture:

•
“External Indebtedness” means debt obligations for borrowed money or evidenced by bonds, debentures, notes or similar instruments denominated or payable, or which at the option of the holder may be payable, in a currency other than the lawful currency of Argentina, provided that no Domestic Foreign Currency Indebtedness shall constitute External Indebtedness.

•	“Performing Public External Indebtedness” means any Public External Indebtedness issued on or after June 2, 2005.

•
“Public External Indebtedness” means any External Indebtedness of, or guaranteed by, Argentina which (1) is publicly offered or privately placed in securities markets, (2) is in the form of, or represented by, bonds, notes or other securities or any guarantees thereof and (3) is, or was intended at the time of issue to be, quoted, listed or traded on any stock exchange, automated trading system or over-the-counter securities market (including securities eligible for sale pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor law or regulation of similar effect)).

•
“Domestic Foreign Currency Indebtedness” means (1) the following indebtedness to the extent not redenominated into pesos pursuant to Argentine law and thereby converted into domestic indebtedness: (a) Bonos del Tesoro issued under Decree No. 1527/91 and Decree No. 1730/91, (b) Bonos de Consolidación issued under Law No. 23,982 and Decree No. 2140/91, (c) Bonos de Consolidación de Deudas Previsionales issued under Law No. 23,982 and Decree No. 2140/91, (d) Bonos de la Tesorería a 10 Años de Plazo issued under Decree No. 211/92 and Decree No. 526/92, (e) Ferrobonos issued under Decree No. 52/92 and Decree No. 526/92, (f) Bonos de Consolidación de Regalías Hidrocarburíferas a 16 Años de Plazo issued under Decree No. 2284/92 and Decree No. 54/93, (g) Letras de Tesorería en Dólares Estadounidenses issued under Argentina’s annual budget laws, including those Letras de Tesorería issued under Law No. 24,156 and Decree No. 340/96, (h) Bonos de Consolidación issued under Law No. 24,411 and Decree No. 726/97, (i) Bonos Externos de la República Argentina issued under Law No. 19,686 enacted on June 15, 1972, (j) Bonos del Tesoro a Mediano Plazo en Dólares Estadounidenses issued under Law No. 24,156 and Decree No. 340/96, (k) Bonos del Gobierno Nacional en Dólares Estadounidenses issued under Decree No. 905/2002, Decree No. 1836/2002 and Decree No. 739/2003, (l) Bonos del Gobierno Nacional en Dólares Estadounidenses issued under Resolutions of the Secretary of Treasury and Finance No. 240/2005 and 85/2005, (m) Bonos de la Nación Argentina en Dólares Estadounidenses issued under Resolution of the Secretary of Treasury and Finance No. 88/2006 and 18/2006, (n) Bonos de la Nación Argentina en Dólares Estadounidenses issued under Resolution of the Secretary of Treasury and Finance No. 230/2006 and 64/2006, and (o) Bonos de la Nación Argentina en Dólares Estadounidenses issued under Resolution of the Secretary of Treasury and Finance No. 100/2007 and 24/2007; (2) any indebtedness issued in exchange, or as replacement, for the indebtedness referred to in (1) above; and (3) any other indebtedness payable by its terms, or which at the option of the holder may be payable, in a currency other than the lawful currency of Argentina which is (a) offered exclusively within Argentina or (b) issued in payment, exchange, substitution, discharge or replacement of indebtedness payable in the lawful currency of Argentina.

Default and Acceleration of Maturity

Each of the following are events of default under any series of debt securities:

(a)	Non Payment. Argentina fails for 30 days after the applicable payment date to make any payment of principal or interest on that series of debt securities;

(b)
Breach of Other Obligations.  Argentina fails to perform or comply with any other obligation under the debt securities or under the indenture and Argentina does not or cannot cure that failure within 90 days after it receives written notice from the trustee regarding that default;

(c)
Cross Default.  Any event or condition occurs that results in the acceleration of the maturity (other than by optional or mandatory prepayment or redemption) of any of Argentina’s Performing Public External Indebtedness having an aggregate principal amount of U.S.$30,000,000 or more, or Argentina fails to make any payment of principal, premium, prepayment charge or interest when due on any of its Performing Public External Indebtedness having an aggregate principal amount of U.S.$30,000,000 or more and that failure continues past the applicable grace period, if any;

(d)	Moratorium. Argentina declares a moratorium on the payment of principal of or interest on its Performing Public External Indebtedness; or

(e)	Validity. Argentina contests the validity of that series of debt securities.

 If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the debt securities of that series outstanding (as defined below) may, by written notice given to Argentina, with a copy to the trustee, declare the debt securities of that series to be immediately due and payable.  Upon any declaration of acceleration, the principal, interest and all other amounts payable on that series of debt securities will become immediately due and payable on the date that written notice is received at the office of the trustee, unless Argentina has remedied the event or events of default prior to receiving the notice; provided that in the case of (b) and (e) above, the event is materially prejudicial to the interests of the holders of the debt securities of that series.

In the event of a declaration of acceleration because of an event of default described in (c) above, the declaration of acceleration will be automatically rescinded and annulled if Argentina has remedied or cured the event of default or if the holders of the relevant indebtedness rescind the declaration of acceleration within 60 days after the event.

Only Performing Public External Indebtedness is considered for purposes of cross-default.  Accordingly, defaulted debt that was eligible for, but not tendered in, the 2005 Debt Exchange will be disregarded for such purposes.  Other events of default apply solely to any series of debt securities which contain such terms.

Meetings

Argentina may at any time ask for written consents from or call a meeting of the holders of the debt securities of any series at any time to make, give or take any modification (as defined below) to the terms and conditions of the debt securities of that series.  This meeting will be held at the time and place determined by Argentina and specified in a notice of the meeting furnished to the affected holders.  This notice must be given at least 30 days and not more than 60 days prior to the date fixed for the meeting.  In addition, the trustee may at any time call a meeting of holders of the debt securities of any series for any purpose.  The meeting will be held at the time and place determined by the trustee and specified in a notice of the meeting provided to the affected holders at least 30 days and not more than 60 days prior to the date of the meeting.

If, upon the occurrence of an event of default, the holders of at least 10% of the aggregate principal amount of the then outstanding debt securities of any series ask the trustee to call a meeting of the holders of the debt securities of that series for any purpose, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, the trustee will call the meeting for that purpose.  The meeting will be held at the time and place determined by the trustee, and specified in a notice to the affected holders.  This notice must be given at least 30 days and not more than 60 days prior to the meeting.

Only holders of outstanding debt securities of the relevant series or persons duly appointed in writing as their proxies are entitled to vote at any meeting.  At any meeting, other than a meeting to discuss a reserved matter (as defined below), holders or proxies representing a majority in aggregate principal amount of the outstanding debt securities of the series will constitute a quorum.  At the reconvening of any meeting adjourned for a lack of a quorum, the holders or proxies representing 25% in aggregate principal amount of the outstanding debt securities of the series will constitute a quorum for the taking of any action set forth in the notice of the original meeting.  At any meeting held to discuss a reserved matter, holders or proxies representing 75% in aggregate principal amount of the outstanding debt securities of the series will constitute a quorum.  The trustee may make any reasonable and customary regulations that it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities;

•	the appointment of proxies by the holders;

•	the record date for determining the registered holders who are entitled to vote; and

•	other matters concerning the conduct of the meeting as the trustee deems appropriate.

Collective Action Clauses

The debt securities, other than those governed by Argentine law, will contain provisions regarding acceleration (if applicable) and future modifications to their terms. These provisions, which are commonly referred to as “collective action clauses,” are described in this “Collective Action Clauses” section.  Under those provisions, modifications affecting certain reserved matters, including modifications to payment and other important terms, may be made to a single series of debt securities, other than those governed by Argentine law, with the consent of the holders of 85% of the aggregate principal or notional amount outstanding of all affected series and 66 2/3% in aggregate principal or notional amount outstanding of each affected series.” In addition, under certain circumstances, the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of any series may waive any existing defaults, and rescind or annul any notice of acceleration, on behalf of all holders of the debt securities of that series.

Waiver of Default and Acceleration of Maturity

The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of any series may waive any existing defaults, and rescind or annul any notice of acceleration, on behalf of all holders of the debt securities of that series if:

•
following the declaration that the debt securities of that series are immediately due and payable, Argentina deposits with the trustee a sum sufficient to pay all overdue installments of principal, interest and other amounts in respect of the debt securities of that series (with interest on overdue amounts of interest, to the extent permitted by law, and on the principal of each of the debt securities of that series at the applicable rate of interest, to the date of the payment or interest) as well as the reasonable fees and compensation of the trustee; and

•	all other events of default have been remedied.

Modifications

Any modification, amendment, supplement or waiver to the indenture or the terms and conditions of the debt securities of one or more series may be made or given pursuant to a written action of the holders of the debt securities of that series without the need for a meeting or by vote of the holders of the debt securities of that series taken at a meeting of holders thereof, in each case in accordance with the applicable provisions of the indenture or the debt securities.

Any modification, amendment, supplement or waiver to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Argentina and the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of such series at the time outstanding.

However, special requirements apply with respect to any modification, amendment, supplement or waiver that would:

•	change the due date for the payment of the principal of (or premium, if any) or any installment of interest on the debt securities of a series;

•
reduce the principal amount of the debt securities of a series, the portion of the principal amount which is payable upon acceleration of the maturity of the debt securities of a series, the interest rate of the debt securities of a series, or the premium payable upon redemption of the debt securities of a series;

•	change the currency of payment of any amount payable under the debt securities of a series;

•
shorten the period during which Argentina is not permitted to redeem the debt securities of a series, or permit Argentina to redeem the debt securities of a series if Argentina had not been permitted to do so prior to such action;

•
change the definition of “outstanding” or the percentage of votes required for the taking of any action pursuant to the modification provisions of the indenture (and the corresponding provisions of the terms and conditions of the debt securities) in respect of the debt securities of a series;

•	change the obligation of Argentina to pay additional amounts with respect to the debt securities of a series;

•	change the governing law provision of the debt securities of a series;

•
change the courts to the jurisdiction of which Argentina has submitted, Argentina’s obligation to appoint and maintain an agent for the service of process in the Borough of Manhattan, The City of New York, or Argentina’s waiver of immunity in respect of actions or proceedings brought by any holder based upon the debts securities of any series;

•	in connection with an exchange offer for the debt securities of a series, amend any event of default;

•	change the status of the debt securities of any series; or

•
authorize the trustee, on behalf of all holders of the debt securities of a series, to exchange or substitute all the debt securities of that series for, or convert all the debts securities of that series into, other obligations or securities of Argentina or any other person.

We refer to the above subjects as “reserve matters” and to any modification, amendment, supplement or waiver constituting a reserve matter as a “reserve matter modification.”

Any reserve matter modification to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Argentina and the holders of not less than 75% in aggregate principal amount of the debt securities of such series at the time outstanding.

If Argentina proposes any reserve matter modification to the terms and conditions of the debt securities of two or more series, or to the indenture insofar as it affects the debt securities of two or more series, in either case as part of a single transaction, Argentina may elect to proceed pursuant to provisions of the indenture providing that such modifications may be made, and future compliance therewith may be waived, for each affected series if made with the consent of Argentina and

•	the holders of not less than 85% in aggregate principal amount of the outstanding debt securities of all series that would be affected by that modification (taken in aggregate), and

•	the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series (taken individually).

Any modification consented to or approved by the holders of the debt securities of one or more series pursuant to the modification provisions will be conclusive and binding on all holders of the debt securities of that series, whether or not they have given such consent or were present at a meeting of holders at which such action was taken, and on all future holders of the debt securities of that series whether or not notation of such modification is made upon the debt securities of that series.  Any instrument given by or on behalf of any holder of debt securities in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of such debt securities.

Argentina and the trustee may, without the consent of any holder, amend the debt securities of any series or the indenture for the purpose of:

•	adding to the covenants of Argentina for the benefit of the holders of the debt securities of that series;

•	surrendering any right or power conferred upon Argentina;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity, or curing, correcting or supplementing any defective provision of the indenture or the debt securities of that series; or

•	amending the debt securities or the indenture in any manner which Argentina and the trustee may determine not to adversely affect the interest of any holder of the debt securities of that series.

As used in the indenture, “outstanding” means, in respect of the debt securities of any series, the debt securities of that series authenticated and delivered except:

•	debt securities of that series previously canceled by the trustee or delivered to the trustee for cancellation or held by the trustee for reissuance but not reissued by the trustee;

•	debt securities of that series that have been called for redemption or that have become due and payable and in respect of which Argentina has satisfied its payment obligations; or

•	debt securities of that series in substitution for which other debt securities shall have been authenticated and delivered;

provided, however, that for purposes of determining whether the required percentage of holders of the notes has approved any modification pursuant to the indenture or, in the case of a meeting, whether sufficient holders are present for quorum purposes, any debt securities owned or controlled, directly or indirectly, by Argentina or any public sector instrumentality of Argentina will be disregarded and deemed to be not outstanding.  As used in this paragraph, “public sector instrumentality” means Banco Central de la República Argentina, any department, ministry or agency of the government of Argentina or any corporation, trust, financial institution or other entity owned or controlled by the government of Argentina or any of the foregoing, and, with respect to any “public sector instrumentality,” “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interest or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

In determining whether the trustee shall be protected in relying upon any such modification or other action or instruction, only debt securities of a series that the trustee knows to be so owned or controlled will be so disregarded.  Prior to any vote in respect of any modification affecting the debt securities of a series, Argentina shall deliver to the trustee a certificate signed by an authorized representative of Argentina specifying any debt securities of that series owned or controlled, directly or indirectly, by Argentina or any public sector instrumentality.

Prescription

The debt securities will become void unless claimed within ten years (in the case of principal) and five years (in the case of interest) from the due date for payment, or a shorter period if provided by law.

Notices

Unless otherwise specified in the applicable prospectus supplement, notices to the holders of debt securities will be mailed to the addresses of such holders or published in such publications as are set forth in the applicable prospectus supplement.  Any such notice shall be deemed to have been given on the date of mailing or, if published, on the first date on which publication is made.

Description of Warrants

If Argentina issues warrants, it will file the applicable warrant agreement and the form of warrant with the SEC.  The following description briefly summarizes the principal terms of the warrants and any warrant agreement.  You should read the applicable warrant agreement, the form of warrant and the applicable prospectus supplement before making your investment decision.

Argentina may issue warrants separately or with any securities.  Argentina will issue any warrants under a warrant agreement between Argentina and a bank or trust company, as warrant agent.  The prospectus supplement relating to a particular series of warrants offered will include specific terms relating to the warrants.  These terms will include some or all of the following:

•	the initial offering price;

•	the currency required to purchase the warrants;

•
if the warrants represent the right, upon exercise, to receive new securities of Argentina, the terms of the securities that you will receive on exercise of the warrants and the principal amount of securities that you will receive on exercise of one warrant;

•
if the warrants represent the right to a cash payment or payments, (1) the manner for determining the amount or amounts payable in respect of one warrant, including a description of any index or indices pursuant to which such amounts will be determined, (2) the payment date or payment dates in respect of the warrants and (3) any maximum or minimum on the amount or amounts payable in respect of each warrant;

•
whether an election to exercise the warrants is required in order to be entitled to the amounts payable (or securities deliverable) upon exercise of the warrants and, if so, (1) the procedures for, and conditions to, exercise of the warrants, (2) the date or dates on which you must exercise the warrants, (3) a description of the consideration, including any cash payment or any securities that must be tendered upon exercise of the warrants and (4) the exercise price or ratio;

•	whether and under what conditions Argentina may cancel the warrants;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form in which the warrants will be issued, whether the warrants will be exchangeable for another form, and if registered, where you may transfer and register them;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants.

The warrants will be direct, unconditional and unsecured obligations of Argentina and will not constitute indebtedness of Argentina.

Description of Units

If Argentina issues units, it will file the applicable unit agreement and the form of unit with the SEC.  The following description briefly summarizes the principal terms of the units and any unit agreement.  You should read the applicable unit agreement, the form of unit, the applicable prospectus supplement and, if applicable, the collateral arrangements and depositary arrangements relating to the units, before making your investment decision.

Argentina may issue units comprised of one or more of the other securities described in this prospectus in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each security comprising that unit.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully-registered or global form.

Global Clearance and Settlement

Global Securities

Argentina may issue the debt securities or warrants of a series in whole or in part in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of the debt securities.  Argentina will deposit any global security with a clearing system or its custodian.  The global security will be registered in the name of the clearing system or its nominee or that of a common depositary, which Argentina will identify in the applicable prospectus supplement.  Unless a global security is exchanged in whole or in part for a definitive security, it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors.  The clearing systems may include any or all of The Depository Trust Company (which we refer to as DTC) in the United States, the Euroclear System (which we refer to as Euroclear) and Clearstream Banking, société anonyme (which we refer to as Clearstream, Luxembourg), in Europe, and any other clearing system or systems specified in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement for an offering, Argentina anticipates that the following provisions will apply to the clearing system arrangements.

Institutions that have accounts with the clearing system, such as securities brokers and dealers, are called participants.  Only participants and persons that hold interests through participants can own beneficial interests in a global security.  The clearing system keeps records of the ownership and transfer of beneficial interests in the global security by its participants.  In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons, such as their customers.  The maintenance of such records will be the sole responsibility of the participants.

If you are a participant, the clearing system will send you a written confirmation of your purchase of beneficial interests in the global security, as well as periodic statements detailing your holdings.  If you are not a participant, you should receive such information from the participant through which you purchased your interests in the global security.  The entity through which you hold your beneficial interests, or the clearing system if you are a participant, will make book-entry transfers for you.  The deposit of the global security with, and the registration of the debt securities in the name of, the clearing system, its nominees or common depositaries will not effect any change in beneficial ownership.

As long as the clearing system for a global security, its nominee or the common depositary, is the registered owner of the global security, it will be considered the sole owner and holder of the debt securities represented by that global security.  As a result, except as provided below or in the applicable prospectus supplement:

•	you will not be entitled to have any of the securities represented by a global security registered in your name; and

•	you will not receive or be entitled to receive physical delivery of any securities in definitive (certificated) form.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form.  These laws may impair your ability to own, pledge or transfer beneficial interests in the securities.  The clearing systems can act only on behalf of their direct participants, who in turn act on behalf of indirect participants and certain banks.  Thus, your ability to pledge a beneficial interest in the global security or securities to persons that do not participate in the clearing system through which you hold your securities, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Argentina will make payments of principal and interest on the debt securities to the trustee and the trustee will make payments to the clearing system, its nominee or common depositary.  The clearing system will then credit its participants’ accounts on the payment date in proportion to the interests they hold in the global security as shown on the clearing system’s records on the record date.  In turn, after the participants’ accounts are credited, the participants are expected to credit their customers’ accounts in the same manner.  Payments by participants to owners of beneficial interests in the securities will be governed by standing customer instructions and the customary practices of the participants.  Payments by participants to owners of beneficial interests in the securities will be the sole responsibility of the participants.

If you beneficially own an interest in a global security, you must rely on the procedures of the institutions through which you hold your interest to exercise any of the rights granted to a holder of the securities under the securities or the applicable indenture, warrant agreement or unit agreement.  Under existing industry practice, if you want to take any action that a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your beneficial interest to take that action, and the participant would then either authorize you to take the action or would act for you on your instructions.

Applicable laws, regulations and agreements among the clearing systems, participants and beneficial owners will govern the conveyance of notices and other communications.

Clearing Systems

The following description reflects Argentina’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg.  Argentina has obtained the information in this section from sources it believes to be reliable, including from information made publicly available by each of these clearing systems.

The Depository Trust Company.

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the United States Securities Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants.  It does this through electronic book-entry changes in the accounts of its direct participants (banks and financial institutions that have accounts with DTC), eliminating the need for physical movement of securities certificates.  DTC is owned by a number of its direct participants and by NYSE Euronext, Inc. and the Financial Industry Regulatory Authority (which we will refer to as FINRA).

DTC can only act on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks.  In addition, unless a global security is exchanged in whole or in part for a definitive security, it may not be physically transferred, except as a whole among DTC, its nominees and their successors.  Therefore, a holder’s ability to pledge a beneficial interest in the global security to persons that do not participate in the DTC system and to take other actions may be limited because the holder will not possess a physical certificate that represents the holder’s interest.

Clearstream, Luxembourg

Clearstream, Luxembourg (formerly Cedelbank) is incorporated under the laws of the Grand Duchy of Luxembourg as a credit institution (établissement de crédit) and is subject to the prudential supervision of the Luxembourg financial sector regulator, the “Commission de surveillance du secteur financier.”

Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.  Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg interfaces with domestic markets in several countries.  Clearstream, Luxembourg participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  Indirect access to Clearstream, Luxembourg is also available to others that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly.  Clearstream, Luxembourg has established an electronic link with Euroclear to facilitate the settlement of trades between Clearstream, Luxembourg and Euroclear. Clearstream, Luxembourg and Euroclear are indirect participants in DTC through their New York depositaries, which act as links between the clearing systems.

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries.  Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euro-Clear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”).  All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative.  The Cooperative establishes policy for Euroclear on behalf of Euroclear participants.  Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries.  Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Because the Euroclear Operator is a Belgian banking corporation, Euroclear is regulated and examined by the Belgian Banking, Finance and Insurance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which are referred to as the “Euroclear Terms and Conditions.”  The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.  All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.  The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Secondary Market Trading.

(1)	Trading Between DTC Purchasers and Sellers

DTC participants will transfer beneficial interests in the securities among themselves in the ordinary way according to DTC rules governing global security issues.

(2)	Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer beneficial interests in the securities among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

(3)	Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When beneficial interests in securities are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date.  Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the beneficial interests in the securities and make payment for them.   In most cases, this payment must include accrued interest, if any, on the beneficial interest in the securities from and including the last interest payment date to and excluding the settlement date.  On the settlement date, the depositary will make payment to the DTC participant’s account and the securities will be credited to the depositary’s account.  After settlement has been completed, DTC will credit the beneficial interests in the securities to Euroclear or Clearstream, Luxembourg.  Euroclear or Clearstream, Luxembourg will credit the beneficial interests in the securities, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account.  These securities credits will appear the next day (European time) after the settlement date.  The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York).  If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued as of the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the beneficial interests in the securities by wire transfer of same-day funds on the settlement date.  The most direct way of doing this is to preposition funds for settlement (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the settlement date), either from cash on hand or existing lines of credit.  Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the securities are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the beneficial interests in the securities.  Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the securities were credited to the participant’s account.  However, interest on the securities would accrue from the value date.  Therefore, in these cases the interest income on securities that the participant earns during that one-day period may reduce or offset the amount of the participant’s overdraft charges.  Of course, this result will depend on the cost of funds to (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) each participant.

Since the settlement will occur during New York business hours, a DTC participant selling a beneficial interest in the security can use its usual procedures for transferring global securities to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants.  The DTC seller will receive the sale proceeds on the settlement date.  Thus, to the DTC participant seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders that use Clearstream, Luxembourg or Euroclear to purchase beneficial interests in the securities from DTC participants for delivery to Clearstream, Luxembourg participants or Euroclear participants should note that these trades will automatically fail on the sale side unless affirmative action is taken.  At least three techniques should be readily available to eliminate this potential problem:

•
borrowing through Clearstream, Luxembourg or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts, in accordance with the clearing system’s customary procedures;

•
borrowing the interests in the United States from a DTC participant no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear account in order to settle the sale side of the trade; and

•
staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream, Luxembourg participant or Euroclear participant.

(4)	Trading Between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures for transfers of beneficial interests in the securities by their respective clearing system, through its depositary, to a DTC participant.  The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date.  Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit beneficial interests in the securities to the DTC participant’s account and receive payment.  In most cases, this payment must include accrued interest, if any, on the beneficial interest in the securities from and including the last interest payment date to and excluding the settlement date.  The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York).  If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the securities has a line of credit with Euroclear or Clearstream, Luxembourg and elects to draw on such line of credit in anticipation of receiving the sale proceeds in its account, then the back-valuation may reduce or offset any overdraft charges that the participant incurs over that one-day period.

Governing Law

Unless otherwise stated in a prospectus supplement, the warrant agreement and the unit agreement will provide that they are to be governed by, and interpreted in accordance with, the laws of the State of New York, and the securities and the indenture will provide that they are to be governed by, and interpreted in accordance with, the laws of the State of New York or the laws of England and Wales, except with respect to the authorization and execution of each of the warrant agreement, the unit agreement, the securities and the indenture by and on behalf of Argentina, which shall be governed by the laws of Argentina.

Jurisdiction, Consent to Service, Enforceability and Immunities from Attachment

The securities and the indenture provide that, subject to certain exceptions, Argentina will submit to the following courts (to which we refer collectively as “specified courts”) in connection with any suit, legal action or proceeding against Argentina or its properties, assets or revenues with respect to the securities or the indenture:

•	with respect to securities governed by New York law, any New York State or U.S. federal court sitting in the Borough of Manhattan, The City of New York and the courts of Argentina; and

•	with respect to the securities governed by English law, the courts of England and the courts of Argentina.

In addition, Argentina will agree that a final non-appealable judgment in any proceeding referred to above will be binding upon it and may be enforced by a suit upon such judgment in any other courts that may have jurisdiction over Argentina.

Subject to certain limitations described below, Argentina will appoint the following agents upon whom process may be served in any related proceeding, or any proceeding to enforce or execute a judgment brought in a specified court:

•	with respect to securities governed by New York law, an agent with an office located in The City of New York; and

•	with respect to securities governed by English law, an agent with an office located in England.

These appointments will be irrevocable until all amounts in respect of the principal of and interest due on the securities has been provided to the trustee in accordance with the terms of the indenture, except that if for any reason, any agent for the service of process appointed by Argentina can no longer act in that capacity or no longer maintains an office in The City of New York or England, as the case may be, Argentina will appoint another person to serve as agent for the service of process.

Subject to certain limitations described below, to the extent that Argentina or any of its revenues, assets or properties may be entitled to immunity from suit, Argentina will waive its immunity to the fullest extent permitted by law, except that Argentina’s waiver of immunity will not extend to any proceeding against:

(i)	reserves of the Central Bank;

(ii)
property in the public domain located in the territory of Argentina that falls within the purview of Sections 2337 and 2340 of the Civil Code of Argentina, including but not limited to Argentine waterways, public works, archeological ruins and sites of scientific interest;

(iii)	property located in or outside the territory of Argentina that provides an essential public service;

(iv)
property (whether in the form of cash, bank deposits, securities, third party obligations or any other methods of payment) of the Argentine government, its governmental agencies and other governmental entities relating to the performance of the budget, within the purview of Sections 131 to 136 of Law No. 11,672, Complementaria Permanente de Presupuesto (t.o. 2005);

(v)	property entitled to the privileges and immunities of the Vienna Convention on Diplomatic Relations of 1961, including but not limited to the property, premises and accounts of Argentine missions;

(vi)
property entitled to the immunities of the United States Foreign Sovereign Immunities Act of 1976, including but not limited to property of Argentina not being used by Argentina for a commercial activity in the United States;

(vii)	property used by a diplomatic, governmental or consular mission of Argentina;

(viii)	property of a military character or under the control of a military authority or defense agency of Argentina; or

(ix)	property forming part of the cultural heritage of Argentina.

The waiver of sovereign immunity described above will constitute only a limited and specific waiver for the purpose of the securities and the indenture and not a general waiver of immunity by Argentina or a waiver of immunity with respect to proceedings unrelated to the securities or the indenture.

Argentina, however, will reserve the right to plead sovereign immunity under the FSIA with respect to actions brought against it under the U.S. federal securities laws or any state securities laws.  In addition, the appointments of agents for the service of process will not extend to actions based on these laws.

TAXATION

Argentine Taxation

Under existing laws and regulations of Argentina, if you are an individual that is a non-resident of Argentina or a legal entity that is neither organized in, nor maintains a permanent establishment in Argentina (collectively, a “Non-resident holder”), payments to you of principal and interest on the debt securities will not be subject to taxation in Argentina, and no withholding of any Argentine tax will be required on any such payments to you.  In addition, gains you obtain from the sale or exchange of the debt securities will not be subject to either of Argentine income tax or the VAT tax, and you will not be subject to the Presumptive Minimum Income Tax for the ownership of such debt securities.

In the event of the imposition of withholding taxes or duties, Argentina has undertaken to pay additional amounts on the debt securities, subject to certain limitations as described in “Description of the Securities—Description of Debt Securities—Additional Amounts.”

Pursuant to the Argentine personal asset tax established by Law No. 23,966, as amended (the “PAT”), securities issued by the Federal Government, the Provinces, municipalities and the City of Buenos Aires are exempted from the PAT.

To the extent that holders of the debt securities receive payments through local bank checking accounts the tax on financial transactions may apply.

In the event that it becomes necessary to initiate court proceedings in the City of Buenos Aires to enforce any of the terms and conditions of the debt securities, a court duty of 3% of any amount claimed will be imposed.

The Argentine tax consequences of the warrants will be described in the applicable prospectus supplement.

United States Federal Taxation

If you are a beneficial owner of debt securities that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the debt securities (a “U.S. Holder”), the interest you receive on the debt securities (including accruals of original issue discount) generally will be subject to United States federal taxation and will be considered ordinary interest income.

Under current U.S. federal income tax law, if you are a foreign corporation or a non-resident alien individual (a “Non-U.S. Holder”), payments of interest (including original issue discount) that you receive on the debt securities generally will be exempt from U.S. federal income taxes, including withholding taxes.  However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are a Non-U.S. Holder.

Even if you are a Non-U.S. Holder, you may still be subject to U.S. federal income taxes on any interest income, including OID, you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

•	you have an office or other fixed place of business in the United States to which the income is attributable and the income either

•	is derived in the active conduct of a banking, financing or similar business within the United States, or

•	is received by a corporation the principal business of which is trading in stock or securities for its own account and you are otherwise engaged in a U.S. trade or business.

If you are a Non-U.S. Holder, any gain you realize on a sale or exchange of the debt securities generally will be exempt from U.S. federal income tax, including withholding tax, unless:

•	such gain is effectively connected with the conduct of your trade or business within the United States, or

•	if you are an individual, you are present in the United States for a total of 183 days or more during the taxable year in which such gain is realized and either

•	such gain is attributable to an office or other fixed place of business maintained in the United States, or

•	you have a tax home in the United States.

The trustee must file information returns with the United States Internal Revenue Service in connection with debt securities payments made to certain U.S. Holders.  If you are a U.S. Holder, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the trustee.  You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities.  If you are a Non-U.S. Holder, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

Debt securities held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

Any special U.S. tax considerations applicable to the warrants will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

Argentina may offer (or permit certain security holders to offer) the debt securities, warrants or units in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the terms of the offering;

•	the name or names of any underwriters or agents;

•	the name of selling security holders;

•	the purchase price of the securities of that series or the outstanding securities to be delivered in exchange for such securities;

•	the net proceeds to Argentina or to any selling security holder from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ compensation;

•	any initial public offering price of the securities;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own account and may resell them from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  Unless otherwise specified in the applicable prospectus supplement, the underwriters will be obligated to purchase the securities on a firm commitment basis, subject to certain conditions precedent.  The underwriters will be obligated to purchase all of the securities if any are purchased.  The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

The securities may also be sold directly to the public or through agents designated by Argentina from time to time.  The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions paid to these agents.  Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

Argentina may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Argentina at the public offering price set forth in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a future date specified in that prospectus supplement.  Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.  The applicable prospectus supplement will set forth the commission payable for solicitation and the terms and conditions of these contracts.

Argentina may offer the securities of any series to present holders of other securities of Argentina as consideration for the purchase or exchange by Argentina of these other securities.  This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions.  This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Argentina may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities.  Agents and underwriters may engage in transactions with or perform services for Argentina in the ordinary course of business.

Unless otherwise stated in the applicable prospectus supplement, Argentina will not register under the Securities Act the securities that it will offer and sell outside the United States.  Thus, subject to certain exceptions, these securities cannot be offered, sold or delivered within the United States or to U.S. persons.  When securities are offered or sold outside the United States, each underwriter, dealer or agent involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters, dealers or agents will agree:

•
that it has not offered or sold, and will not offer or sell, any of these unregistered securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•
that neither such underwriter, dealer or agent nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

In compliance with FINRA guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to the prospectus and applicable prospectus supplements will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

OFFICIAL STATEMENTS

Information in this prospectus that is identified as being derived from a publication of, or supplied by, Argentina or one of its agencies or instrumentalities relies on the authority of such publication as an official public document of Argentina.  All other information in this prospectus, any prospectus supplement and in the registration statement of which this prospectus is a part, other than that which is included under the caption “Plan of Distribution,” is included as a public official statement made on the authority of Adrián E. Cosentino, Undersecretary of Finance of the Ministry of Economy and Public Finance of Argentina.

VALIDITY OF THE SECURITIES

The validity of the securities will be passed upon for Argentina by the Attorney General of the Treasury of Argentina or by the Legal Undersecretary of the Ministry of Economy and Public Finance of Argentina, by Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to Argentina, as to securities governed by New York law and by Cleary Gottlieb Steen & Hamilton LLP, special English counsel to Argentina, as to securities governed by English law.

The validity of the securities will be passed upon for the underwriters by Argentine counsel to the underwriters named in the applicable prospectus supplement, by Linklaters LLP, special United States counsel to the underwriters as to securities governed by New York law, and by Linklaters LLP, special English counsel to the underwriters, as to securities governed by English law.

As to all matters of Argentine law, Cleary Gottlieb Steen & Hamilton LLP will rely upon the opinion of the Attorney General of the Treasury of Argentina or the Legal Undersecretary of the Ministry of Economy and Public Finance of Argentina and Linklaters LLP will rely upon the opinion of Argentine counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of Argentina in the United States is Hernán Lorenzino, Office of the Financial Representative of Argentina, 1800 K Street, N.W., Suite 924, Washington, D.C. 20006.

The Republic of Argentina

Debt Securities
Warrants
Units

_______________

PROSPECTUS

_______________

PART II

(That required by Items (11), (13) and (14) of Schedule B of the Securities Act)

Item 11. Estimated Expenses

Argentina estimates the expenses in respect of the issuance and distribution of the securities being registered as:

Registration Fee	U.S.$837,000
EDGAR Filing Expenses	U.S.$1,700
Printing Costs	*
Trustee Fees and Expenses	*
Legal Fees and Expenses	*
FINRA Filing Fees	*
Miscellaneous	*
Total	*

*	To be filed concurrently with the appropriate prospectus supplement, or in a post-effective amendment to this Registration Statement.

Item 13. Copy of the Agreements with Underwriters.

Argentina will provide any underwriting agreement executed in connection with the sale of a particular issue of debt securities (with or without warrants) in a post-effective amendment to this Registration Statement.

Item 14. Agreement to Furnish Opinions.

Argentina hereby agrees to furnish copies of the opinions of the Attorney General of the Treasury of Argentina or the Legal Undersecretary of the Ministry of Economy and Public Finance of Argentina, and of Cleary Gottlieb Steen & Hamilton LLP (or other counsel to Argentina named in the applicable prospectus supplement) with respect to the legality of each issuance of the debt securities, warrants and/or units under this Registration Statement, and to furnish copies of the documents authorizing each issue of debt securities, warrants and/or units under this Registration Statement, and English translations of any other governmental approvals of the Registrant in connection with each issue of debt securities, warrants and/or units, in post-effective amendments to this Registration Statement or in any report filed under the Securities Exchange Act that is incorporated by reference in this Registration Statement.

II-1

UNDERTAKINGS

Argentina hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or its most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that Argentina shall not be required to file a post-effective amendment otherwise required by clause (i) or clause (ii) above if the information required to be included in a post-effective amendment is contained in any report filed under the Securities Exchange Act that is incorporated by reference in this Registration Statement.

(b)
That, for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities covered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Argentina pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(e)
That, for purposes of determining any liability under the Securities Act, each filing of Argentina’s annual report on Form 18-K or amendments thereto under the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

CONTENTS

This Registration Statement comprises:

(1)                 The facing sheet

(2)                 An explanatory note

(3)                 Part I consisting of the prospectus

(4)                 Part II consisting of pages II-1 to II-2

(5)                 The following exhibits

A.	Form of Underwriting Agreement*

B.	Form of Dealer Manager Agreement*

C.	Form of Indenture (including the form of securities)**

D.	Form of Warrant Agreement*

E.	Form of Warrant*

F.	Form of Unit*

G.	Opinion of the Attorney General of the Treasury of Argentina or the Legal Undersecretary of the Ministry of Economy and Public Finance of Argentina, in respect of the legality of the securities***

H.	Opinion of Cleary Gottlieb Steen & Hamilton LLP, special New York Counsel to Argentina, in respect of the legality of the securities***

I.	Consent of the Attorney General of the Treasury of Argentina or the Legal Undersecretary of the Ministry of Economy and Public Finance of Argentina (included in Exhibit G)***

J.	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit H)***

_____________
*	To be filed by amendment to this Registration Statement or in any report filed under the Securities Exchange Act that is incorporated by reference in this Registration Statement.
**	Filed as an exhibit to Registration Statement No. 333-117111 and incorporated by reference herein.
***	Previously filed.

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SIGNATURE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, as amended, the Registrant, The Republic of Argentina, has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buenos Aires, Argentina, on the 9th day of April 2010.

By:	/s/ Adrián E. Cosentino
Adrián E. Cosentino*
Undersecretary of Finance of the Ministry of Economy and Public Finance of The Republic of Argentina

__________________________
*           Consent is hereby given to the use of my name in connection with the information specified in this Registration Statement or amendment to have been supplied by me and stated on my authority.

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SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this Post-Effective Amendment No. 1 to the Registration Statement in the City of Washington, D.C., on the 9th day of April 2010.

By:	/s/ Hernán Lorenzino
Hernán Lorenzino
Financial Representative of The Republic of Argentina in the United States of America

II-5

EXHIBIT INDEX

Exhibits		Sequential page number
A.	Form of Underwriting Agreement*
B.	Form of Dealer Manager Agreement*
C.	Form of Indenture (including the form of securities)**
D.	Form of Warrant Agreement*
E.	Form of Warrant*
F.	Form of Unit*
G.	Opinion of the Attorney General of the Treasury of Argentina or the Legal Undersecretary of the Ministry of Economy and Public Finance of Argentina, in respect of the legality of the securities***
H.	Opinion of Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to Argentina, in respect of the legality of the securities***
I.	Consent of the Attorney General of the Treasury of Argentina or the Legal Undersecretary of the Ministry of Economy and Public Finance of Argentina (included in Exhibit G)***
J.	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit H)***
____________________
*	To be filed by amendment to this Registration Statement or in any report filed under the Securities Exchange Act that is incorporated by reference in this Registration Statement.
**	Filed as an exhibit to Registration Statement No. 333-117111 and incorporated by reference herein.
***	Previously filed.

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